Exhibit (a)(1)(iv)

VONAGE HOLDINGS CORP.

Offer To Purchase For Cash any and all of the Outstanding

5.0% Senior Unsecured Convertible Notes due 2010

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 27, 2008 UNLESS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

July 30, 2008

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Enclosed is the Offer to Purchase dated July 30, 2008 (the “Statement”) and the accompanying Letter of Transmittal (the “Letter of Transmittal” and, together with the Statement, the “Offering Documents”) relating to the offer (the “Offer”) by Vonage Holdings Corp., a Delaware corporation (the “Company”), to purchase for cash, upon the terms and subject to the conditions set forth in the Offering Documents, the securities listed above (the “Notes”). Pursuant to the Offer, any and all of the outstanding principal amount of Notes will be purchased. As of July 30, 2008 there was $253,460,031 aggregate principal amount of Notes outstanding. The Offering Documents more fully describe the Offer. Capitalized terms used and not defined herein have the meanings given to them in the Statement.

The Offer is subject to the satisfaction of certain conditions, including (1) $185,000,000 minimum principal amount of Notes being validly tendered and not properly withdrawn, (2) the receipt by the Company of the proceeds of the Financing and (3) the satisfaction of certain other conditions to the Offer set forth in the Statement.

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for purchase, and to pay the consideration and accrued interest for Notes validly tendered pursuant to the Offer is subject to, and conditioned upon, the satisfaction of or, where applicable, the Company’s waiver in its sole discretion of, the conditions to the Offer described in the Statement. In addition, notwithstanding any such conditions, subject to applicable law, the Company expressly reserves the right, at any time and in its sole discretion, to terminate or withdraw any one or more of the Offer.

Enclosed for distribution to your clients is a copy of each of the following documents:

1.	The Statement dated July 30, 2008;

2.	The Letter of Transmittal for your use and for the information of your clients, together with the guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9;

3.	A form of letter which may be sent to your clients for whose account you hold Notes in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

4.	The Notice of Guaranteed Delivery to be used to accept the Offer if the certificates are not immediately available or cannot be delivered to the Depositary on or before the Expiration Date or the procedure for book-entry transfer cannot be completed on or before the Expiration Date.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

In order for a holder of Notes to participate in any Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees (or an Agent’s Message) should be sent to the Depositary, and certificates representing the tendered Notes (or confirmation of book-entry transfer) should be delivered to the Depositary, all in accordance with the instructions set forth in the Offering Documents.

The Company, upon request, will reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

Any questions or requests for assistance you have with respect to the Offer should be directed to Miller Buckfire & Co., LLC (the “Dealer Manager”) or D.F. King & Co., Inc. (the “Information Agent”), at the addresses and telephone numbers set forth on the back cover of the Statement. Requests for additional copies of the Statement, the Letter of Transmittal and the other tender offer materials may be directed to the Information Agent.

Very truly yours,

VONAGE HOLDINGS CORP.

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